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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

================================================================================
1. Name and Address of Reporting Person*

   Delta I Acquisition, Inc.
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

   103 Foulk Road, Suite 200
--------------------------------------------------------------------------------
   (Street)

   Wilmington, Delaware  19803
--------------------------------------------------------------------------------
   (City) (State)  (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Omega Worldwide, Inc. (NASD: OWWI)
================================================================================
3. IRS Identification Number of Reporting Person (if an entity) (voluntary)


================================================================================
4. Statement for Month/Year

   September 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

                          ---------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [  ] Form filed by one Reporting Person
   [X ] Form filed by more than one Reporting Person

* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

                                                                                       4.
                                                                                       Securities Acquired (A) or
                                                              3.                       Disposed of (D)
                                                              Transaction              (Instr. 3, 4 and 5)
                                      2.                      Code                     -----------------------------
1.                                    Transaction             (Instr. 8)                                  (A)
Title of Security                     Date                    ------------             Amount             or      Price
(Instr. 3)                            (mm/dd/yy)               Code     V                                 (D)
------------------------------------------------------------------------------------------------------------------------------------
(1) Common Stock, $0.10 par value     9/6/02                   P                       11,832,130          A      $3.32
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

                                     5.                      6. Owner-
                                     Amount of               ship
                                     Securities              Form:              7.
                                     Beneficially            Direct             Nature of
                                     Owned at End            (D) or             Indirect
1.                                   of Month                Indirect           Beneficial
Title of Security                    (Instr. 3               (I)                Ownership
(Instr. 3)                           and 4)                  (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------
(1) Common Stock, $0.10 par value    11,832,130              (1)               (1)
==================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1) This Form 4 is being filed by Delta I Acquisition, Inc. (the "Purchaser"), Four Seasons Health Care Limited (the "Parent"), Delta I Acquisition, LLC, Four Seasons Health Care (Capital) Limited, Four Seasons Health Care Holdings PLC, Four Seasons Health Care Investments Limited, Alchemy Partners (Guernsey) Limited and Alchemy Partners LLP (each a "Reporting Person" and collectively, the "Reporting Persons"). The Reporting Persons, other than Alchemy Partners LLP, acquired beneficial ownership of 11,832,130 shares of Common Stock, par value $0.10 per share (the "Common Stock") of Omega Worldwide, Inc. (the "Company") tendered pursuant to the Purchaser's tender offer for all of the outstanding shares of Common Stock of the Company at a price of $3.32 per share, net to the seller in cash.

Alchemy Partners LLP is listed here solely because of its ownership of the entire issued share capital of Alchemy Partners (Guernsey) Limited. Alchemy Partners LLP disclaims beneficial ownership of the shares of Common Stock reported herein as beneficially owned by the other Reporting Persons.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                                                     6.
                                                                                                     Date
                                                                      5.                             Exercisable and
                         2.                            4.             Number of Derivative           Expiration Date
1.                       Conversion or                 Transaction    Securities Acquired (A)        (Month/Day/Year)
Title of                 Exercise        3.            Code           or Disposed of (D)            ----------------
Derivative               Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date          Expira-
Security                 Derivative      Date (Month/  ------         -----------------------        Exer-         tion
(Instr. 3)               Security        Day/Year)     Code    V      (A)             (D)            cisable       Date
------------------------------------------------------------------------------------------------------------------------------------
(1) None
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                          7.
                          Title and Amount
                          of Underlying
                          Securities                                              9.               10.
                          (Instr. 3 and 4)                                        Number of        Ownership
                          ----------------                                        Derivative       Form of         11.
1.                                          Amount                                Securities       Derivative      Nature of
Title of                                    or                  8. Price of       Beneficially     Security:       Indirect
Derivative                                  Number              Derivative        Owned            Direct (D) or   Beneficial
Security                                    of                  Security          at End of Month  Indirect (I)    Ownership
(Instr. 3)                Title             Shares              (Instr. 5)        (Instr.4)        (Instr. 4)      (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

(1) None
====================================================================================================================================

Joint Filer Information


Name:                               Delta I Acquisition, LLC
Address:                            Emerson Court, Alderley Road, Wilmslow,
                                     Cheshire SK9 1NX
Designated Filer:                   Delta I Acquisition, Inc.
Issuer and Trading Symbol:          Omega Worldwide, Inc. (NASD: OWWI)
Date of Event Requiring Statement:  September 6, 2002

Name:                               Four Seasons Health Care (Capital) Limited
Address:                            Emerson Court, Alderley Road, Wilmslow,
                                     Cheshire SK9 1NX
Designated Filer:                   Delta I Acquisition, Inc.
Issuer and Trading Symbol:          Omega Worldwide, Inc. (NASD: OWWI)
Date of Event Requiring Statement:  September 6, 2002

Name:                               Four Seasons Health Care Holdings PLC
Address:                            Emerson Court, Alderley Road, Wilmslow,
                                     Cheshire SK9 1NX
Designated Filer:                   Delta I Acquisition, Inc.
Issuer and Trading Symbol:          Omega Worldwide, Inc. (NASD: OWWI)
Date of Event Requiring Statement:  September 6, 2002

Name:                               Four Seasons Health Care Investments Limited
Address:                            Emerson Court, Alderley Road, Wilmslow,
                                     Cheshire SK9 1NX
Designated Filer:                   Delta I Acquisition, Inc.
Issuer and Trading Symbol:          Omega Worldwide, Inc. (NASD: OWWI)
Date of Event Requiring Statement:  September 6, 2002

Name:                               Four Seasons Health Care Limited
Address:                            Emerson Court, Alderley Road, Wilmslow,
                                     Cheshire SK9 1NX
Designated Filer:                   Delta I Acquisition, Inc.
Issuer and Trading Symbol:          Omega Worldwide, Inc. (NASD: OWWI)
Date of Event Requiring Statement:  September 6, 2002

Name:                               Alchemy Partners (Guernsey) Limited
Address:                            Trafalgar Court, Les Banques, St. Peter
                                     Port, Guernsey
Designated Filer:                   Delta I Acquisition, Inc.
Issuer and Trading Symbol:          Omega Worldwide, Inc. (NASD: OWWI)
Date of Event Requiring Statement:  September 6, 2002

Name:                               Alchemy Partners LLP
Address:                            20 Bedfordbury, London, WC2N 4B
Designated Filer:                   Delta I Acquisition, Inc.
Issuer and Trading Symbol:          Omega Worldwide, Inc. (NASD: OWWI)
Date of Event Requiring Statement:  September 6, 2002

Explanation of Responses:



     DELTA I ACQUISITION, INC.



     By:         /s/ Paul Guilbert                               9/9/02
         ------------------------------------------------      ---------
         **Signature of Reporting Person                         Date
         Name:   Paul Guilbert
         Title:  Secretary



     DELTA I ACQUISITION, LLC



     By:         /s/ Hamilton Anstead                            9/9/02
         ------------------------------------------------      ---------
         **Signature of Reporting Person                         Date
         Name:   Hamilton Anstead
         Title:  President



     FOUR SEASONS HEALTH CARE (CAPITAL) LIMITED



     By:         /s/ Hamilton Anstead                            9/9/02
         ------------------------------------------------      ---------
         **Signature of Reporting Person                         Date
         Name:   Hamilton Anstead
         Title:  Director



     FOUR SEASONS HEALTH CARE HOLDINGS PLC



     By:         /s/ Hamilton Anstead                            9/9/02
         ------------------------------------------------      ---------
         **Signature of Reporting Person                         Date
         Name:   Hamilton Anstead
         Title:  Director



     FOUR SEASONS HEALTH CARE INVESTMENTS LIMITED



     By:         /s/ Hamilton Anstead                            9/9/02
         ------------------------------------------------      ---------
         **Signature of Reporting Person                         Date
         Name:   Hamilton Anstead
         Title:  Director

     FOUR SEASONS HEALTH CARE LIMITED



     By:         /s/ Hamilton Anstead                            9/9/02
         ------------------------------------------------      ---------
         **Signature of Reporting Person                         Date
         Name:   Hamilton Anstead
         Title:  Director



     ALCHEMY PARTNERS (GUERNSEY) LIMITED



     By:/s/ Paul Guilbert                                           9/9/02
        -----------------------------------------------       ------------------
         **Signature of Reporting Person                             Date
         Name:   Paul Guilbert
         Title:  Director



    ALCHEMY PARTNERS LLP



    By:/s/ Martin Bolland                                           9/9/02
       ------------------------------------------------       ------------------
       **Signature of Reporting Person                               Date
       Name:   Martin Bolland
       Title:  Partner


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which  must  be manually
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